Exhibit 10.2
Purchase and Sale Agreement
Dated as of September 26, 2007
between
Tronox LLC,
Tronox Pigments (Savannah) Inc.
as Originators,
and
Tronox Funding LLC,
as Buyer

Table of Contents

Section	Heading	Page

Section 1.	Definitions and Related Matters	3

Section 1.1. Section 1.2.	Defined Terms Other Interpretive Matters	3 5

Section 2.	Agreement to Contribute, Purchase and Sell	5

Section 2.1. Section 2.2. Section 2.3.	Contributions and Sales Purchase Price No Recourse or Assumption of Obligations	5 5 7

Section 3.	Administration and Collection	8

Section 3.1. Section 3.2. Section 3.3.	Collection Agent Deemed Collections Responsibilities of Originators	8 8 9

Section 4.	Representations and Warranties	9

Section 4.1. Section 4.2.	Mutual Representations and Warranties Additional Representations by Each Originator	9 10

Section 5.	General Covenants	13

Section 5.1.	Covenants	13

Section 6. Section 6.1. Section 6.2.	Termination of Purchases Voluntary Termination Automatic Termination	18 18 18

Section 7. Section 7.1. Section 7.2 Section 7.3	Indemnification Originators’ Indemnity Indemnification Due to Failure to Consummate Purchase Other Costs	18 18 20 20

Section 8. Section 8.1. Section 8.2. Section 8.3. Section 8.4. Section 8.5. Section 8.6. Section 8.7. Section 8.8. Section 8.9. Section 8.10.	Miscellaneous 20 Amendments, Waivers, etc Assignment of Agreement Binding Effect; Assignment Survival Costs, Expenses and Taxes Execution in Counterparts; Integration Governing Law; Submission to Jurisdiction No Proceedings Notice Entire Agreement	20 21 21 21 21 22 22 22 22 23

Signature	24

    This Purchase and Sale Agreement dated as of September 26, 2007 (this “Agreement”) is between Tronox LLC, a Delaware limited liability company, Tronox Pigments (Savannah) Inc., a Georgia corporation (each an “Originator” and collectively, the “Originators”), and Tronox Funding LLC, a Delaware limited liability company (“Buyer”). The parties agree as follows:
Section 1. Definitions and Related Matters.
   Section 1.1. Defined Terms. In this Agreement, unless otherwise specified or defined herein: (a) capitalized terms are used as defined in Schedule I to the Receivables Sale Agreement dated as of the date hereof (as amended or modified from time to time, the “Second Tier Agreement”) among Buyer, Originators, Amsterdam Funding Corporation, the committed purchasers party thereto, and ABN AMRO Bank N.V. as the Agent, as such agreement may be amended or modified from time to time; and (b) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in such Article 9.
In addition, the following terms will have the meanings specified below:
“Available Funds” is defined in Section 2.2(b) hereof.
    “Closing Date” means the date on which this Agreement and the Second Tier Agreement become effective in accordance with their terms.
“Collection Agent Fee“ is defined in Section 3.6 of the Second Tier Agreement.
“Excluded Losses” is defined in Section 7.1 hereof.
    “Initial Funding Date” means the date of the first purchase by Buyer from either Originator under this Agreement as approved by the Agent.
    “Minimum Required Net Worth” means, at any time, the product of (a) 1.00% and (b) the sum of (i) the aggregate outstanding principal balance of all Receivables (other than amounts deemed to be uncollectible by the Collection Agent) and (ii) all cash on deposit in the Buyer’s accounts.
    “Net Worth” means, at any time, an amount equal to the excess of (a) the sum of (i) the aggregate outstanding principal balance of all Receivables (other than amounts deemed to be uncollectible by the Collection Agent) and (ii) all cash on deposit in the Buyer’s accounts over (b) the sum (without duplication) of (i) the Aggregate Investment at such time, (ii) the estimated Discount and Funding Charges due and payable on the next Settlement Date, (iii) the estimated fees and other amounts due and payable to the Collection Agent and the Purchasers on the next Settlement Date and (iii) the aggregate principal amount outstanding on the Subordinated Notes at such time.

    “Partial Release” means that certain release from Lehman Commercial Paper Inc., as Administrative Agent dated as of September 26, 2007 releasing the property conveyed by the Originators under this Agreement.
    “Receivable Asset” means each account, instrument, chattel paper, general intangible or similar asset (whether now existing or arising in the future, a “Receivable”) of each Originator, and any assets related thereto including all collateral securing such Receivable, all contracts, contract rights and all guarantees or other obligations of such Receivable and proceeds of such Receivable; provided, however, that (i) “Receivable” shall not include any obligations of any Seller Entity or any Affiliate of a Seller Entity to pay for merchandise sold or services rendered and (ii) for purposes of the provisions of Sections 3 and 5 and elsewhere herein respecting payments on, or other matters in respect of, Receivables, “Receivable” shall not include any such obligation created at the time any “Event of Default” is then continuing under Section 8(a) or 8(f) of the Parent Credit Agreement.
    “Settlement Date” means, with respect to any Settlement Period, the twentieth day of the immediately succeeding calendar month (or, if such day is not a Business Day, the next preceding Business Day).
    “Settlement Period” means a calendar month (or, in the case of the first Settlement Period, the period from the Initial Funding Date to the end of the calendar month in which the Initial Funding Date occurs).
   Section 1.2. Other Interpretive Matters. In this Agreement, unless otherwise specified: (a) references to any Section or Annex refer to such Section of, or Annex to, this Agreement, and references in any Section or definition to any subsection or clause refer to such subsection or clause of such Section or definition; (b) “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “including” means including without limitation, and other forms of the verb “to include” have correlative meanings; (d) the word “or” is not exclusive; and (e) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.
Section 2. Agreement to Contribute, Purchase and Sell.
   Section 2.1. Contributions and Sales. $1,000 has been contributed by Tronox Worldwide LLC, the sole equity member of Buyer, as capital to Buyer as of the Initial Funding Date. All of the Receivables and related Receivable Assets existing at the opening of each Originator’s business on the Initial Funding Date are hereby sold to Buyer as of the Initial Funding Date so long as no Event of Default under Section 8(a) or Section 8(f) of the Parent Credit Agreement shall be continuing on the Initial Funding Date. Additionally, each Originator hereby sells to Buyer all of its right, title and interest in, to and under the Lock-Boxes. After the Initial Funding Date, each Receivable and the related Receivable Assets shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable in accordance with the terms hereof so long as no Event of Default under Section 8(a) or Section 8(f) of the Parent Credit Agreement shall be continuing at the time of such creation thereof. The proceeds with respect to each Receivable (including all Collections with respect thereto) shall be transferred at the same time as such Receivable, whether such proceeds (or Collections) exist at such time or arise or are acquired thereafter.
   Section 2.2. Purchase Price. (a) The aggregate purchase price for the Receivables sold on any date shall be the product of (a) the aggregate outstanding principal amount of the Receivables sold on such date and (b) the Discounted Percentage with respect to such Receivables. “Discounted Percentage” has the meaning specified in Schedule I attached hereto. Notwithstanding any other provision in this Agreement, any sale of Receivables hereunder shall be for the fair market value of such Receivables.
   (b) On the Initial Funding Date, Buyer shall pay each Originator in cash the purchase price for the Receivables sold on that date. On each Business Day after the Initial Funding Date on which an Originator sells any Receivables to Buyer pursuant to the terms of Section 2.1, until the termination of the purchase and sale of Receivables under Section 6 hereof, Buyer shall pay to such Originator a portion of the purchase price of such Receivables by depositing into such account as such Originator shall specify immediately available funds from monies then held by or on behalf of Buyer solely to the extent that such monies do not constitute Collections that are required to be identified or are deemed to be held by the Collection Agent pursuant to the Second Tier Agreement for the benefit of, or required to be distributed to, the Agent or the Purchasers pursuant to the Second Tier Agreement or required to be paid to the Collection Agent as the Collection Agent Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion) (such available monies, the “Available Funds”) and provided that such Originator has paid all amounts then due by such Originator hereunder. On each Settlement Date, the Collection Agent shall calculate the amount of the purchase price remaining to be paid by deducting from the purchase price the Available Funds that have been paid during the corresponding Settlement Period, and such amount due shall be identified in the Periodic Report for such Settlement Period.
    To the extent that the Available Funds were insufficient to pay the purchase price then due in full (an “Available Funds Shortfall”), the remaining portion of such purchase price shall be paid by increasing the principal amount of such Originator’s Subordinated Note, effective as of the last day of the related Settlement Period in an amount equal to such Available Funds Shortfall, and such increase in the principal amount of the Subordinated Note shall be deemed to be payment of the purchase price. Notwithstanding the foregoing, no Originator may increase the principal amount due and outstanding on a Subordinated Note on any day if such increase would cause the Net Worth of the Buyer to be less than the Minimum Required Net Worth at such time (after giving effect to all payments and other transactions impacting the Buyer’s Net Worth on such day). If the Buyer shall not be able to pay the purchase price for any Receivable, then the Originators shall have the right to stop selling Receivables to the Buyer under Section 2.1. The Subordinated Notes shall be payable from time to time as funds are made available to the Buyer under the Second Tier Agreement. At any time that the Buyer has Available Funds (including, without limitation, the proceeds of any Incremental Purchase) that are not required to be used to pay the purchase price for new Receivables under the first paragraph of this Section 2.2(b), Buyer shall apply such amounts on a pro rata basis to the repayment of the outstanding principal amount of the Subordinated Notes.

    To the extent that Collections received during any Settlement Period exceed the sum of (i) the Purchase Price payable for Receivables generated during such Settlement Period, plus (ii) amounts for which such Collections are required to be applied for such Settlement Period pursuant to the Second Tier Agreement, such excess shall be treated as a reduction in the principal amount of the applicable Originator’s Subordinated Note, effective as of the last day of the related Settlement Period, and, if the principal amount of the Subordinated Note is zero, such excess shall be refunded to the Buyer.
    Each Originator shall make all appropriate record keeping entries with respect to such Originator’s Subordinated Note to reflect payments by the Buyer thereon and such Originator’s books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on such Originator’s Subordinated Note. Each Originator shall return Subordinated Note to the Buyer upon the final payment thereof after the termination of this Agreement pursuant to its terms. Buyer acknowledges and agrees that each Subordinated Note has been pledged as “Collateral” under and as defined in the Parent Credit Agreement.
   Section 2.3. No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the contribution, purchase and sale of Receivables under this Agreement shall be without recourse to the Originators. Each Originator and Buyer intend the transactions hereunder to constitute true sales of Receivables, and the related Receivables Assets, together with all of such Originator’s right, title and interest in, to and under the Lock-Boxes by such Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables, and the related Receivables Assets related thereto, together with all of such Originator’s right, title and interest in, to and under the Lock-Boxes (such that the Receivables, and the related Receivables Assets related thereto, together with all of such Originator’s right, title and interest in, to and under the Lock-Boxes would not be property of such Originator’s estate in the event of Originator’s bankruptcy). If, however, despite the intention of the parties, the conveyances provided for in this Agreement are determined not to be “true sales” of Receivables from the Originators to Buyer, then this Agreement shall also be deemed to be a “security agreement” within the meaning of Article 9 of the UCC each and Originator hereby grants to Buyer a “security interest” within the meaning of Article 9 of the UCC in all of each Originator’s right, title and interest in and to such Receivables, and the related Receivables Assets related thereto, together with all of such Originator’s right, title and interest in, to and under the Lock-Boxes (including the proceeds thereof), now existing and thereafter created, to secure a loan in an amount equal to the aggregate purchase prices therefor and each of such Originator’s other payment obligations under this Agreement.
    Buyer shall not have any obligation or liability with respect to any Receivable, nor shall Buyer have any obligation or liability to any Obligor or other customer or client of an Originator (including any obligation to perform any of the obligations of such Originator under any Receivable).
Section 3. Administration and Collection.
   Section 3.1. Collection Agent. The Initial Collection Agent shall be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in (and subject to any rights to terminate the Initial Collection Agent as Collection Agent pursuant to) the Second Tier Agreement. Pursuant to the terms of the Second Tier Agreement, the Initial Collection Agent has the right to appoint an Affiliate of the Initial Collection Agent to perform certain services set forth in Article III of the Second Tier Agreement. The Initial Collection Agent has appointed each Originator as a sub-collection agent with respect to the Receivables originated by it.
   Section 3.2. Deemed Collections. If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, (i) the applicable Originator shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation and (ii) such Receivable shall thereupon be, or be deemed to be reconveyed to Originator. If on any day any representation, warranty, covenant or other agreement of an Originator related to a Receivable is not true or is not satisfied, (i) such Originator shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable and (ii) such Receivable shall thereupon be, or be deemed to be reconveyed to such Originator. Not later than the first Settlement Date after an Originator is deemed pursuant to this Section 3.2 to have received any Collections, such Originator shall transfer to Buyer, in immediately available funds, the amount of such deemed Collections; provided, however, that if no such application is required under the Second Tier Agreement, Buyer and such Originator may agree to reduce the outstanding principal amount of such Originator’s Subordinated Note in lieu of all or part of such transfer. To the extent that Buyer subsequently collects any payment with respect to any such “receivable”, Buyer shall pay such Originator an amount equal to the amount so collected, such amount to be payable not later than the first Settlement Date after Buyer has so collected such amount.
   Section 3.3. Responsibilities of Originators. Each Originator shall pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. Each Originator shall perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder. The Agent’s or any Purchaser’s exercise of any rights hereunder or under the Second Tier Agreement shall not relieve either Originator from such obligations. Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of either Originator or any other obligation (other than the obligation to act in good faith and with commercial reasonableness) or liability in connection with the Receivables.
Section 4. Representations and Warranties.
   Section 4.1. Mutual Representations and Warranties. Each of the Originators and Buyer represents and warrants to the other as follows:
    (a) Existence and Power. It is duly organized, validly existing and in good standing under the laws of its state of organization and has all company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document to which it is a party, (ii) its business or financial condition, (iii) the interests of Buyer or its assigns under the Transaction Documents or (iv) the enforceability or collectibility of a material portion of the Receivables.
    (b) Authorization and No Contravention. Its execution, delivery and performance of each Transaction Document to which it is a party (i) are within its powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under: (A) any applicable law, rule or regulation, (B) its organizational documents or (C) any material agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, or any related Receivables Asset or give cause for the acceleration of any of its indebtedness.
    (c) No Consent Required. Other than the filing of financing statements, no approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by it of any Transaction Document to which it is a party or any transaction contemplated thereby.
    (d) Binding Effect. Each Transaction Document to which it is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
   Section 4.2. Additional Representations by Each Originator. Each Originator further represents and warrants to Buyer as follows:
(a) UCC Representations and Warranties.
    (1) This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Receivables, and the related Receivables Assets and the Lock-Box Accounts in favor of Buyer, which security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from each Originator.
    (2) Each Receivable constitutes an “account” within the meaning of the applicable UCC.
    (3) Each Originator owns and has good and marketable title to the Receivables, and the related Receivables Assets free and clear of any Adverse Claim, claim, or encumbrances of any Person.
    (4) Each Originator has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, and the related Receivables Assets granted to the Buyer hereunder.
    (5) Other than the security interest granted to the Buyer pursuant to this Agreement and the security interest granted pursuant to the Parent Credit Agreement which has been released pursuant to the Partial Release, neither Originator had pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or any related Receivables Assets. Neither Originator has authorized the filing of nor is aware of any financing statements against such Originator that include a description of collateral covering the Receivables or any related Receivables Assets other than any financing statement relating to the security interest granted to the Buyer hereunder or that has been terminated. Neither Originator is aware of any judgment or tax lien filings against such Originator.
    (b) Accuracy of Information. All information furnished by each Originator in writing in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and was not incomplete by omitting to state a material fact necessary to make such information not materially misleading). Neither of the Originators’ jurisdictions of organization have changed within the past 12 months. Neither Originator has been known by or used any organizational, fictitious or trade name within the past 12 months other than a name set forth of Exhibit D of the Second Tier Agreement. Exhibit D of the Second Tier Agreement lists the federal employer identification numbers of each Originator. Neither Originator has granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Buyer and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Buyer will have exclusive ownership and control of such Lock-Box Account at such Lock-Box Bank.
    (c) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Originator, threatened by or against, any Originator or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby that could reasonably be expected to be materially adverse to the Buyer, or (b) except for the matter described on Schedule 4.1 of the Second Tier Agreement, that could reasonably be expected to have a Material Adverse Effect.
    (d) No Material Adverse Effect. Since August 31, 2007, there has been no Material Adverse Effect except for the matter described on Schedule 4.1 of the Second Tier Agreement.
    (e) Accuracy of Exhibits. All information on Exhibits D-F of the Second Tier Agreement (to the extent describing an Originator) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with the Second Tier Agreement.
    (f) Sales by Originator. Each sale by an Originator to Buyer of an interest in Receivables has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by an Originator to Buyer.
    (g) Not an Investment Company. Neither Originator is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
Section 5. General Covenants.
   Section 5.1. Covenants. Each Originator hereby covenants and agrees to comply with the following covenants and agreements, unless Buyer (with the consent of the Agent) shall otherwise consent:
    (a) Financial Reporting. Each Originator shall, and shall cause Parent to, maintain a system of accounting established and maintained in accordance with GAAP and will furnish to (or at the direction of) Buyer:
    (i) Annual Financial Statements. Within 120 days after each fiscal year of the Parent, copies of Parent’s annual audited financial statements (including a consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows, with related footnotes) certified by independent registered public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended; provided, that so long as any document described in this subsection is publicly filed with the Securities and Exchange Commission, it shall not be required to be delivered by the Parent or any Originator;
    (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of operations and cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in clause (i) of this Section 5.l(a), certified by a Designated Financial Officer thereof and prepared in a manner; provided, that so long as any document described in this subsection is publicly filed with the Securities and Exchange Commission, it shall not be required to be delivered by the Parent or any Originator; and
   (iii) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Buyer.
    (b) Notices. Promptly and in any event within three Business Days after a Responsible Officer of an Originator obtains knowledge of any of the following, such Originator will notify Buyer and provide a description of:
    (i) Potential Termination Events. The occurrence of any Potential Termination Event;
    (ii) Representations and Warranties. The failure of any representations or warranty herein to be true when made in any material respect;
   (iii) Litigation. (A) the institution of any litigation or proceeding against or instituted by, any Originator (i) if the litigation or proceeding does not involve any Environmental Law, in which the amount involved could reasonably be expected to be $10,000,000 or more and not covered by insurance, (ii) if the litigation or proceeding involves any Environmental Law, in which the amount involved that is not covered by insurance could reasonably be expected to be $50,000,000 or more, or (B) the institution of any litigation or proceeding which involves any Transaction Document; or
    (iv) Changes in Business. Any change in, or proposed change in, the character of any Originator’s business that could impair the collectibility or quality of any Receivable.
    (c) Conduct of Business. Each Originator shall (a)(i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 of the Parent Credit Agreement (as in effect as of the date hereof) and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with (i) all Material Contractual Obligations (as such term is defined in the Parent Credit Agreement as in effect as of the date hereof) and (ii) all Permits (as such term is defined in the Parent Credit Agreement as in effect as of the date hereof), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
    (d) Furnishing Information and Inspection of Records. Each Originator will furnish to Agent such information concerning the Receivables as Agent may reasonably request, subject to any confidentiality restrictions. Each Originator will permit, at any time during regular business hours, and upon reasonable notice, Agent (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of such Originator or office of any other Person for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of such Originator’s officers, directors, employees or independent public accountants having knowledge of such matters, provided, that prior to a Termination Event, any such examinations or visits in excess of one per calendar year shall be at Agent’s expense. The Agent may at any time have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections in connection with the audit and test verifications conducted on behalf of the Agent under the Second Tier Agreement; provided, however, prior to a Termination Event, only one such audit per calendar year shall be at the expense of such Originator. The Agent will make reasonable efforts to consult with such Originator in choosing an independent public accounting firm to conduct such audits.
    (e) Keeping Records. (i) Each Originator will have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). Each Originator will give Buyer prior notice of any change in such administrative operating procedures which will have a Material Adverse Effect.
    (f) Perfection. (i) Each Originator will at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Buyer (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Buyer to exercise and enforce all its rights against the Receivables and to vest and maintain vested in the Buyer a valid, first priority perfected ownership interest in the Receivables, the Collections, and proceeds thereof free and clear of any Adverse Claim. To the extent permitted by applicable law, the Buyer will be permitted to file any continuation statements, amendments thereto and assignments thereof without the Buyer’s signature or further approval.
    (ii) Each Originator will not change its name, identity or corporate structure or relocate its jurisdiction of organization or the Records (to the extent held in tangible form) except after ten days advance notice to the Buyer and the delivery to the Buyer of all financing statements, instruments and other documents (including direction letters) requested by the Buyer.
    (iii) Each Originator will at all times maintain its jurisdiction of organization and its chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If either Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Buyer’s interests hereunder such Originator will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Buyer in the Receivables and the related Receivables Assets.
    (g) Payments on Receivables, Accounts. Each Originator will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box. If any such payments or other Collections are received by an Originator, it shall hold such payments in trust for the benefit of the Buyer and promptly (but in any event within two Business Days after receipt) remit such funds at the direction of the Buyer. Each Originator will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. After the occurrence of a Termination Event or the Liquidity Termination Date, such Originator will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Buyer is entitled with any other funds provided, however, that notwithstanding the foregoing, Tronox LLC may permit amounts received with respect to non-trade receivable related payments from Lockbox #23850 maintained with JPMorgan Chase Bank, N.A. to be deposited into the same Lock-Box Account as Collections provided that Tronox LLC shall make reasonable efforts to identify and segregate such amounts from Collections as soon as possible. Each Originator shall only add a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F of the Second Tier Agreement if the Buyer has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter (with such changes as are acceptable to the Buyer) from any new Lock-Box Bank. Each Originator shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Buyer.
    (h) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, neither Originator will (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.
    (i) Extension or Amendment of Receivables. Except as otherwise permitted in the Second Tier Agreement and in the Credit and Collection Policy and then subject to Section 1.5 of the Second Tier Agreement, neither Originator will extend, amend, rescind or cancel any Receivable.
    (j) Performance of Duties. Each Originator will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents to which it is a party. Each Originator (at its expense) will (i) fully and timely perform in all material respects all agreements, if any, required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of Buyer in the Receivables, Collections or Lock-Box Accounts.
    (k) Lock-Box Agreements. Each Originator will deliver a copy of all Lock-Box Agreements to the Buyer within 30 days of the date hereof.

Section 6. Termination of Purchases.
   Section 6.1. Voluntary Termination. The purchase and sale of Receivables pursuant to this Agreement may be terminated by either party, upon at least five Business Days’ prior written notice to the other party.
   Section 6.2. Automatic Termination. The purchase and sale of Receivables pursuant to this Agreement shall automatically terminate upon the occurrence of (i) a Bankruptcy Event with respect to either Originator, (ii) the Liquidity Termination Date, (iii) a rescission by either Originator of its election to make subordinated loans pursuant to Section 2.2, or (iv) an event which would prohibit the sale of Receivables pursuant to the Parent Credit Agreement.
Section 7. Indemnification.
   Section 7.1. Originators’ Indemnity. Without limiting any other rights any Person may have hereunder or under applicable law, each Originator hereby indemnifies and holds harmless Buyer and its officers, managers, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs actually incurred) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, or any action taken or omitted by any of the Indemnified Parties, whether arising by reason of the acts to be performed by such Originator hereunder or otherwise, excluding only Indemnified Losses (“Excluded Losses”) to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses to the extent resulting from gross negligence or willful misconduct of the Indemnified Party seeking indemnification to the extent resulting from the breach of a representation, warranty or covenant by such Indemnified Party, (b) solely due to the credit risk or financial inability to pay of the Obligor and for which reimbursement would constitute recourse to such Originator or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of such Indemnified Party. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, each Originator shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
    (i) any representation or warranty made by or on behalf of an Originator under or in connection with this Agreement, any Periodic Report or any other information or report delivered by an Originator pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;
    (ii) the failure by an Originator to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;
    (iii) the failure of an Originator to vest and maintain vested in Buyer, a perfected ownership or security interest in the Receivables and the other property conveyed pursuant hereto, free and clear of any Adverse Claim;
    (iv) any commingling of funds to which Buyer is entitled hereunder with any other funds;
    (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
    (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
   (vii) any failure of either Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which either Originator is a party; or
   (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of either Originator’s obligations under the Transaction Documents.
   Section 7.2. Indemnification Due to Failure to Consummate Purchase. Each Originator will indemnify Buyer on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses incurred by Buyer resulting from any failure by such Originator to consummate a purchase after Buyer has requested a transfer of the applicable Receivables to the Purchasers under the terms of the Second Tier Agreement.
   Section 7.3. Other Costs. If Buyer becomes obligated to compensate the Purchasers under the Second Tier Agreement or any other Transaction Document for any costs or indemnities pursuant to any provision of the Second Tier Agreement or any other Transaction Document, then each Originator shall, on demand, reimburse Buyer for the amount of any compensation.
Section 8. Miscellaneous.
   Section 8.1. Amendments, Waivers, etc. No amendment of this Agreement or waiver of any provision hereof or consent to any departure by either party therefrom shall be effective without the written consent of the party that is sought to be bound. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Each Originator agrees that the Purchasers may rely upon the terms of this Agreement, and that the terms of this Agreement may not be amended, nor any material waiver of those terms be granted, without the consent of the Agent; provided that such Originator and Buyer may agree to an adjustment of the purchase price for any Receivable without the consent of the Agent provided that the purchase price paid for any Receivable shall be an amount not less than adequate consideration that represents fair value for such Receivable.
   Section 8.2. Assignment of Agreement. Each Originator hereby acknowledges that on the date hereof Buyer has collaterally assigned for security purposes all of its right, title and interest in, to and under this Agreement to the Agent for the benefit of the Purchasers pursuant to the Second Tier Agreement and that the Agent and the Purchasers are third party beneficiaries hereof. Each Originator hereby further acknowledges that after the occurrence and during the continuation of a Termination Event all provisions of this Agreement shall inure to the benefit of the Agent and the Purchasers, including the enforcement of any provision hereof to the extent set forth in the Second Tier Agreement, but that neither the Agent nor any Purchaser shall have any obligations or duties under this Agreement. No purchases shall take place hereunder at any time that the Agent has exercised its right to enforce Buyer’s rights hereunder pursuant to Section 1.8 of the Second Tier Agreement. Each Originator hereby further acknowledges that the execution and performance of this Agreement are conditions precedent for the Agent and the Purchasers to enter into the Second Tier Agreement and that the agreement of the Agent and Purchasers to enter into the Second Tier Agreements will directly or indirectly benefit each Originator and constitutes good and valuable consideration for the rights and remedies of the Agent and each Purchaser with respect hereto.
   Section 8.3. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Second Tier Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement are being assigned to the Agent under the Second Tier Agreement and consents to such assignment and to the exercise of those rights directly by the Agent, to the extent permitted by the Second Tier Agreement.
   Section 8.4. Survival. The rights and remedies with respect to any breach of any representation and warranty made by an Originator or Buyer pursuant to Section 4 and the indemnification provisions of Section 7 shall survive any termination of this Agreement.
   Section 8.5. Costs, Expenses and Taxes. In addition to the obligations of each Originator under Section 7, each party hereto agrees to pay on demand all costs and expenses incurred by the other party and its assigns (other than Excluded Losses) in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing. Each Originator also agrees to pay on demand all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of this Agreement.
   Section 8.6. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
   Section 8.7. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. Each Originator hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each Originator hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 8.7 shall affect the right of Buyer to bring any action or proceeding against either Originator or its property in the courts of other jurisdictions.
   Section 8.8. No Proceedings. Each Originator agrees, for the benefit of the parties to the Second Tier Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event until one year and one day after no investment, loan or commitment is outstanding under the Second Tier Agreement. In addition, all amounts payable by Buyer to each Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Second Tier Agreement).
   Section 8.9. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by electronic mail, telecopier or other facsimile or electronic communication), given to the appropriate Person at its address or telecopy number set forth in the Second Tier Agreement or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.
  Section 8.10. Entire Agreement. This Agreement constitutes the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

    In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Tronox LLC, as Originator
By /s Melody A. Walke
—
Name: Melody A. Walke
—
Title: Vice President & Treasurer
Tronox Pigments (Savannah) Inc., as
Originator
By /s Melody A. Walke
—
Name: Melody A. Walke
—
Title: Vice President & Treasurer
Tronox Funding LLC, as Buyer
By
/s Melody A. Walke
Name: Melody A. Walke
Title: President

Schedule I
    The Discounted Percentage applicable to the Receivables purchased on any date from either Originator under the Purchase and Sale Agreement shall equal a percentage obtained from the following formula:
100%- (A + B + C)
all determined by the Collection Agent as of on each Reporting Date,
Where:
A = Adjusted Carrying Cost Percentage, which as of such date will equal the amount obtained by dividing (a) the product of (i) Z, (ii) Days Sales Outstanding for such date and (iii) the Discount Rate as of, initially, the initial Settlement Date, and thereafter the Reporting Date by (b) 365.
B = 0.75% multiplied by a fraction of which the numerator is Days Sales Outstanding for such date and the denominator of which is 360.
C = 1/20 of 1%
Z = the sum of Discount Rate plus Used Fee Rate (per Fee Letter) plus Commitment Fee (per Fee Letter) all divided by the Discount Rate
    “Days Sales Outstanding” means as of any Reporting Date and continuing to but excluding the next Reporting Date, the number of days calculated by such Originator in accordance with its customary practices as the three month average days sales outstanding for the three calendar months immediately preceding such earlier Reporting Date.
    “Discount Rate” means the weighted average interest rate applicable to the Aggregate Investment pursuant to the Receivables Sale Agreement.
    None of the elements of the above-referenced formula, with respect to any purchase of Receivables, will be adjusted following the related purchase date.
    With respect to each calculation set forth above with respect to a Reporting Date, such calculation as calculated on such Reporting Date and included in the applicable Periodic Report shall remain in effect from and including the related Reporting Date to but excluding the following Reporting Date.